Exhibit 77(q)(1)

                                    EXHIBITS

(e)(1) First Amendment to Investment Management Agreement between ING Senior Income Fund and ING Investments, LLC effective September 2, 2004.

(e)(2) Schedule of Approvals with respect to the Investment Management Agreement between ING Senior Income Fund and ING Investments, LLC.

(e)(3) Restated Expense Limitation Agreement effective August 1, 2003, by and between ING Investments, LLC and ING Senior Income Fund.